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CLIVE V. ALLEN                   NORTHERN TELECOM LIMITED      Tel  905 863-1228
Senior Vice-President            8200 Dixie Road  Suite 100    Fax 905 863-8250
and General Counsel              Brampton ON  L6T 5P6
                                 Canada

                                                                    Exhibit 10.3

PERSONAL AND CONFIDENTIAL

April 28, 1997

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Nicholas J. DeRoma, Esq.
Old Forge Green
143 East Avenue
New Canaan, Connecticut 06840
U.S.A.

Dear Nick:

I am pleased to offer you the position of Vice President and Deputy General Counsel, Northern Telecom Limited (the "Corporation"), reporting to me, with a suggested starting date of June 1, 1997.

The key responsibilities, role and focus of this position have been discussed and communicated to you.

The principal terms of the offer are as follows:


1.   SALARY

     Your initial base salary will be USD300,000 per annum, to be paid to you monthly in Canadian dollars using the then-current exchange rate. Alternatively, you may elect to receive CAD390,000 per annum. Salaries are reviewed annually in accordance with the Corporation's evaluation process and market-driven merit guidelines.


2.   ANNUAL INCENTIVE AWARD

     You will be eligible, commencing with the current year, to participate in the Senior Management Incentive Award Plan, with a target potential of 50 percent of your base salary at year-end, subject to the performance of the Corporation and your individual performance. Your 1997 award, if earned, will be pro-rated from the date of commencement of employment.


3.   ANNUAL "GROSS-UP"

     The Company will "gross-up" your base salary and annual incentive award such that your after-tax compensation will be the same as if you were a resident of the State of Connecticut to an annual maximum of 27 percent of your Northern Telecom base salary and annual incentive award. This "gross-up" will be reduced evenly over a three-year period and will be eliminated entirely beginning in your fourth year of employment.


                                                                            ...2


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4.   STOCK OPTION PLAN

     As a senior executive of the Corporation, you will be eligible to participate in Northern Telecom's Stock Option Plan. In addition, upon commencement of employment, and subject to approval of the Stock Option Plan Committee and the Board of Directors at its next meeting, you will be granted 12,500 options. These options will be at a subscription price based on the market price of Northern Telecom Shares on the date of such approval, as determined under the Stock Option Plan. These options will vest at the rate of 33 1/3 percent at the end of each of the three following years.


5.   BENEFITS

     You will be eligible for our standard core benefits with additional options under our "flex benefit plan" upon date of hire. This includes medical, dental and vision health care, short-term disability, long-term disability, business travel insurance, accidental death and dismemberment, and life insurance. I have attached a copy of our "flex benefits" booklet for your information.

     In addition, you will be eligible to participate in the Canadian Investment Plan which matches your contribution of up to six percent of base salary with Northern Telecom stock equivalent to 50 percent of your contribution.


6.   PENSION PLAN

     You will be eligible to participate in the non-contributory Northern Telecom Managerial and Non-Negotiated Pension Plan. In addition, you will be eligible to participate in the Supplementary Executive Retirement Plan
     (SERP), based on meeting certain eligibility (age and service) conditions as summarized in the attached outline, whereby 100 percent of your short term incentive awards applicable to the average of your best three consecutive years of pensionable earnings will be included.

     Additionally, you will be eligible for the special pension credit program which covers new executive hires older than age 35. This benefit provides credit for additional years/months of service, at retirement, for each year between the age of 35 and age at date of hire. It should be noted that to be eligible you must work to age 60 and the additional credit will be equivalent to one half of the years between the age of 35 and your age at the time of hire.


7.   EXECUTIVE PERQUISITES

     You will be extended senior management perquisites including one club membership, financial counseling (to a maximum of USD7,000 in the first year), income tax preparation, and a vacation entitlement of five weeks.

     You will also be entitled to the use of a North American executive company automobile (value of $35,600 for 1997) with all operating expenses paid by the Corporation. (A taxable benefit is imputed based on the applicable tax regulations.)


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8.   RELOCATION

     Since you will be required to relocate to the Toronto area, the Corporation will reimburse you in accordance with its relocation policy for new employees and in particular, for real estate and legal fees, relative to the sale of your current home and the purchase of your new home, and moving your personal effects to your new location. I have attached a copy of the relocation policy for your information.

You should be aware that as a senior executive you will be expected to own Northern Telecom shares equivalent to one year's base salary four years from the date you join Northern Telecom. We review progress against this guideline, expecting executives to achieve 50 percent of their target within two years of employment. Failure to achieve these guidelines will be taken into account at the time the Board of Directors considers stock option recommendations.

If you are in accord with this offer, please sign and return one copy of this letter while retaining the other for your files. Upon receipt, I will submit your signed offer for consideration by the Management Resources and Compensation Committee of the Board of Directors. I am confident the Committee will approve, and recommend to the Board of Directors, your appointment as Vice President and Deputy General Counsel of Northern Telecom Limited.

When you arrive, there will be a number of documents for you to complete, including our standard "Agreement Related to Intellectual Property and Confidentiality. "

I look forward to you joining Northern Telecom Limited. I believe you will find your new position to be a challenging, interesting and rewarding experience.

Sincerely,

"Clive V. Allen"
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Clive V. Allen
Senior Vice President
and General Counsel

                                          Accepted this 29th day of April, 1997.

                                          "Nicholas J. DeRoma"
                                          --------------------------------------
                                          Nicholas J. DeRoma